Exhibit 99

October 17, 2019       Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com
Sonoco Reports Third Quarter 2019 Results

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its third quarter ending September 29, 2019.
Third Quarter Highlights
•Third-quarter 2019 GAAP earnings per diluted share were $0.91, compared with $0.72 in 2018.
•Third-quarter 2019 GAAP earnings included net after-tax charges of $6.1 million related to restructuring actions, non-operating pension costs, acquisition-related costs and an environmental reserve release. In the third quarter of 2018, GAAP results included net after-tax charges of $14.8 million, for restructuring actions and asset impairment charges related to exiting a packaging center contract, plant closures and non-base tax-related gains.
•Base net income attributable to Sonoco (base earnings) for third-quarter 2019 was $0.97 per diluted share, compared with $0.86 in 2018. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided third-quarter 2019 base earnings guidance of $0.88 to $0.94 per diluted share.
•Third-quarter 2019 net sales were $1.35 billion, compared with $1.36 billion from 2018.
•Cash flow from operations was $238.8 million in the first nine months of 2019, compared with $451.5 million in 2018. Free cash flow was a negative $32.5 million, compared with $218.9 million of free cash flow generated in the first nine months of 2018. Year-to-date 2019 cash flows include a $200 million voluntary contribution to the Company's U.S. defined benefit pension plans. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)
•On August 9, 2019, Sonoco completed the acquisition of Corenso Holdings America, Inc, from a company owned by investment funds advised by Madison Dearborn Partners, LLC, for approximately $110 million in cash. Corenso Holdings America is a leading U.S. manufacturer of uncoated recycled paperboard and high-performance cores used in the paper, packaging films, tape and specialty industries.
Fourth Quarter and Full-Year Guidance Update
•Base earnings for the fourth quarter of 2019 are estimated to be in the range of $0.72 to $0.76 per diluted share, compared to $0.84 per diluted share in the fourth quarter of 2018. The guidance reflects a more normal effective tax rate in the fourth quarter of 2019 compared to last year's unusually low fourth-quarter effective tax rate which was driven by one-time benefits from the Tax Cuts and Job Act. Additionally, the Company anticipates a more pronounced year-end slowdown in customer orders in certain served markets. Finally, 2018 included the receipt of significant insurance proceeds in the fourth quarter that is not expected to repeat in 2019.
•Full-year 2019 base earnings guidance has been narrowed to $3.50 to $3.54 per diluted share. Base earnings for 2018 were $3.37 per diluted share.
•Full-year 2019 operating cash flow guidance remains in a range of $435 million to $455 million, which reflects the impact of the Company's voluntary contributions to its U.S. defined benefit pension plans. The Company's free cash flow guidance remains in the range of $60 million to $80 million.
Note: Fourth-quarter and full-year 2019 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges,
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Sonoco Reports Third Quarter 2019 Results - Page 2
acquisition-related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

CEO Comments on Third Quarter Results
Commenting on the Company’s third-quarter GAAP and base earnings performance, Rob Tiede, President and Chief Executive Officer, said, "Our strong mix of consumer- and industrial-related packaging businesses did an excellent job navigating slumping global macroeconomic conditions. By focusing our businesses on the areas which we can control, we continued to drive margin expansion as each of our four business segments reported gains in operating profit as compared to last year. With these strong operating results, which included the Corenso acquisition, and a lower effective tax rate, we delivered our best third quarter earnings performance and exceeded the high end of our guidance.

"Overall in the third quarter, net sales declined slightly while GAAP net income attributable to Sonoco improved approximately 27 percent, and base net income gained 12.5 percent to a record $98.1 million as productivity improvements, earnings from acquisitions and a favorable effective tax rate more than offset lower volume/mix and a negative price/cost relationship. GAAP gross profit margin was a solid 19.6 percent, up 58 basis points from last year's quarter. GAAP operating profit improved 36 percent from last year due to improved margins, and lower restructuring and other costs. Base operating profit increased 12.1 percent to $139.1 million, while base operating profit margin increased approximately 120 basis points from last year.

“Our Consumer Packaging segment reported a 3.1 percent decline in sales and a slight improvement in operating profit compared to last year's quarter, however, operating margin improved approximately 45 basis points to 9.8 percent. Sales in our Paper and Industrial Converted Products segment were up 6.9 percent, while operating profit grew 10 percent and operating margin rose 36 basis points to 12 percent. The turnaround in our Display and Packaging segment continued during the quarter with operating margin expanding 390 basis points over the prior-year period, and in our Protective Solutions segment operating profit improved 34.0 percent and operating margin expanded by 293 basis points.”

Third Quarter Review
Net sales for the third quarter were $1.35 billion, down slightly from last year's third quarter sales of $1.36 billion. The sales decline was driven by lower volumes and a stronger U.S. dollar. These negative impacts were mostly offset by increased sales from acquisitions.

GAAP net income attributable to Sonoco in the third quarter was $92.1 million, or $0.91 per diluted share, an increase of $19.6 million, compared with $72.4 million, or $0.72 per diluted share, in 2018. Third-quarter GAAP earnings included net after-tax non-base charges totaling $6.1 million, $4.8 million of which were after-tax charges related primarily to restructuring activities. Current quarter after-tax non-base charges also included $8.3 million of non-operating pension costs and acquisition-related expenses, offset by a gain related to a release of certain environmental reserves. In the third quarter of 2018, GAAP earnings included $14.8 million of after-tax non-base net charges, $16.6 million of which were after-tax charges and asset impairments related to exiting a packaging center contract and plant closures. Adjusted for these items, base earnings in the third quarter of 2019 were $98.1 million, or $0.97 per diluted share, an increase of $10.9 million, compared with $87.2 million, or $0.86 per diluted share, in 2018. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses, non-operating pension costs, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Gross profit was $265.5 million in the third quarter, which was up from $259.6 million reported in the same period in 2018. Gross profit as a percentage of sales was 19.6 percent, an improvement from 19.0 percent in the same period in 2018. Third-quarter selling, general and administrative expenses decreased $15.7 million from the prior year to $120.3 million. This decrease was driven by a gain related to the reversal of an environmental reserve and significant focus across the business on lowering controllable costs which were partially offset by the addition of expenses from acquisitions.
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Sonoco Reports Third Quarter 2019 Results - Page 3
Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.
Third-quarter 2019 sales for the segment were $581.4 million, compared with $600.2 million in 2018. Segment operating profit was $56.7 million in the third quarter, compared with $56.0 million in the same quarter of 2018.
Segment sales declined 3.1 percent compared to the prior year's quarter due to lower volume/mix and the negative impact of foreign exchange. Rigid Paper Containers sales volume declined in North America which was partially offset by higher revenues in Europe, Latin America, and all other international operations. Flexible Packaging and Rigid Plastics experienced slowing customer demand in many served markets. Segment operating profit increased 1.3 percent compared to the prior year's quarter as the benefit of productivity improvements and cost controls more than offset weaker volume. Segment operating margin improved to 9.8 percent in the quarter from 9.3 percent in 2018.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.
Third-quarter 2019 sales for this segment were $145.0 million, compared with $165.2 million in 2018. The segment reported an operating profit of $8.9 million in the current quarter, compared with an operating profit of $3.7 million in the prior year's quarter.
Sales declined 12.2 percent compared to last year’s quarter as volume growth in international pack centers and domestic displays was more than offset by reduced revenue from exiting a pack center contract at the end of the third quarter of 2018. Segment operating profit improved $5.2 million due to higher volume/mix, a positive price/cost relationship and the favorable impact on earnings of exiting the previously mentioned pack center contract.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes, cones, and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.
Third-quarter 2019 sales for the segment were $495.8 million, up from $463.7 million in 2018. Segment operating profit was $59.4 million in the quarter, compared with $53.9 million in 2018.
Segment sales increased 6.9 percent from the prior year's quarter due to sales added by the 2018 acquisition of Conitex and the August 2019 acquisition of Corenso. This was partially offset by lower volume/mix, declining selling prices, due primarily to historic weakness in the recovered paper market, and the negative impact of changes in foreign exchange rates. Segment operating profit improved 10.2 percent above the prior year's quarter as earnings from the Conitex and Corenso acquisitions and productivity improvements were partially offset by lower volume/mix and a negative price/cost relationship. Segment operating margin improved 36 basis points to 12.0 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.
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Sonoco Reports Third Quarter 2019 Results - Page 4
Third-quarter 2019 sales were $131.7 million, down from $135.7 million in 2018. Operating profit was $14.0 million, a 34.0 percent increase from the third quarter of 2018.
This segment’s sales declined 2.9 percent due to lower volume/mix as strong sales growth for temperature-assured packaging was offset by declines in molded foam and consumer fiber packaging. Despite the sales decline, segment operating profit improved on strong productivity improvements and a favorable mix of business compared to the previous year. Segment operating margin, compared to the prior-year quarter, improved 293 basis points to 10.6 percent.
Corporate/Tax
Net interest expense for the third quarter of 2019 increased slightly to $14.8 million, compared with $14.5 million during the same period in 2018, primarily due to higher debt balances and reduced interest income on lower offshore cash balances. The 2019 third-quarter effective tax rates on GAAP and base earnings were 22.4 percent and 22.3 percent, respectively, compared with 21.0 percent and 23.7 percent, respectively, in the prior year’s quarter. Although both the current-quarter GAAP and base effective tax rates benefited from a lesser impact from the Global Intangible Low Taxed Income (GILTI) tax, the effective rate on GAAP earnings was slightly higher in 2019 due primarily to the favorable benefit of one-time adjustments in 2018 related to the U.S. Tax Cuts and Jobs Act of 2017.
Year-to-date Results
For the first nine months of 2019 net sales were $4.1 billion, up $30.0 million, compared with $4.0 billion in the same period in 2018. Sales grew 0.7 percent in the first nine months of the year due to acquisitions and higher selling prices implemented to recover higher input and operating costs, which were partially offset by lower volume/mix and a $93 million negative impact of foreign exchange.
GAAP net income attributable to Sonoco for the first three quarters of 2019 was $246.9 million or $2.44 per diluted share, compared with $235.9 million or $2.34 per diluted share in the same period of 2018. Earnings in the first three quarters of 2019 included $33.9 million in after-tax charges largely consisting of restructuring and non-operating pension charges partially offset by a gain relating to the release of an environmental reserve. Earnings in the first three quarters of 2018 included after-tax charges totaling $19.4 million largely related to restructuring and asset impairment charges involving the exit of a packaging center contract, plant closures, and the effect of income tax rate changes on deferred tax items.
Base earnings for the first nine months of 2019 were $280.8 million, or $2.78 per diluted share, compared with $255.3 million, or $2.53 per diluted share, in the same period in 2018, a 10.0 percent and 9.8 percent increase, respectively. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)
Current year-to-date gross profit was a record $810.9 million, compared with $786.7 million in 2018. Year-to-date gross profit as a percentage of sales in 2019 was 19.9 percent, compared with 19.5 percent in 2018. Selling, general and administrative expenses decreased $19.4 million, driven by a gain related to the reversal of an environmental reserve and significant focus across the business on lowering controllable costs which were partially offset by the addition of expenses from acquisitions. Base operating profit for the first nine months of 2019 increased 9.5 percent to $411.4 million due primarily to productivity improvements and acquisitions which were partially offset by volume declines.
Cash Flow and Free Cash Flow
For the first nine months of 2019 cash generated from operations was $238.8 million, compared with $451.5 million in 2018, a decrease of $212.7 million. Pension plan contributions, net of non-cash expense, increased by $202.1 million from last year's nine-month period due to the Company's voluntary $200 million contribution to the U.S. defined benefit pension plans. An increased consumption of cash for working capital of $19.3 million also contributed to the period-over-period decrease in operating cash flow.
Free cash flow for the first nine months of 2019 was a use of cash of $32.5 million, compared with a provision of cash of $218.9 million in the same period last year, a decrease of $251.4 million mostly attributable to the $212.7 million decrease in cash flow from operations discussed above. The remaining decrease in free cash flow was driven by higher year-to-date net capital expenditures and cash dividends, which totaled $144.1 million and $127.2 million, respectively, compared with $112.0 million and $120.7 million, respectively, in 2018. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)
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As of September 29, 2019, total debt was approximately $1.55 billion, compared with $1.39 billion as of December 31, 2018, and the Company had a total-debt-to-total-capital ratio of 45.6 percent at the end of the third quarter 2019 compared to 43.9 percent at the end of 2018. The increase in total debt from year-end was driven by a new $200 million term loan drawn during the second quarter which was used to fund the Company's voluntary pension contribution to the Sonoco U.S. defined benefit pension plans. Cash and cash equivalents were $115.9 million as of September 29, 2019, compared with $120.4 million at December 31, 2018.

Fourth Quarter and Full-Year 2019 Outlook
Sonoco expects fourth-quarter 2019 base earnings to be in the range of $0.72 to $0.76 per diluted share. Base earnings in the fourth quarter of 2018 were $0.84 per diluted share. Full-year 2019 base earnings per diluted share is now expected to be in a range of $3.50 to $3.54, compared with previous guidance of $3.52 to $3.62. The Company's fourth-quarter base earnings guidance assumes a negative impact of $0.08 per diluted share due to a projected 26.0 percent effective tax rate compared to 17.8 percent in the fourth quarter of 2018. For additional comparison purposes, Sonoco received approximately $0.06 per diluted share in business interruption insurance proceeds in the fourth quarter of 2018, approximately $0.04 of which related to the third quarter of 2018. No such proceeds are expected to repeat this year. Finally, the company is projecting a more pronounced year-end slowdown in customer orders in several of our served markets due to continued deteriorating global macroeconomic conditions.
Operating cash flow for 2019 is still expected to be in the range of $435 million to $455 million, including the after-tax cash flow impact from the Company's $200 million voluntary contributions to its U.S. defined benefit pension plans. Additionally, free cash flow is expected to be $60 million to $80 million. Free cash flow guidance includes total expected 2019 cash dividend payments to shareholders of approximately $170 million.
Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the impact of new and potential tariffs, the future performance of the overall economy, potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described further below, actual results could vary substantially.
Commenting on the Company’s outlook, Tiede said, “We're extremely pleased with how our team has managed our business during challenging conditions while achieving the best first nine months earnings performance in our history. For the past year, we have observed many of our customers taking a very conservative approach to managing their businesses during these uncertain times by aggressively destocking inventory and holding back on new product launches, which is impacting the efficiency of our operations. As we enter the last calendar quarter of the decade, we also are taking a conservative outlook and focusing on further controlling the levers that we can. Despite market challenges, we remain intensely focused on doing what we need to do to drive profitable growth, margin expansion and solid free cash flow. The rigor and discipline we apply to focusing on what we can control, while being flexible when needed, has and will serve us well as we move into the next decade."
Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 7397283. The archived call will be available through October 27, 2019. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.
About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in more than 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2019 as well as being included in Barron's 100 Most Sustainable Companies for 2019. For more information on the Company, visit our website at www.sonoco.com.

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Sonoco Reports Third Quarter 2019 Results - Page 6
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.
Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.
Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:
•availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•ability to improve margins and leverage cash flows and financial position;
•continued strength of our paperboard-based tubes and cores and composite can operations;
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to profitably maintain and grow existing domestic and international business and market share;
•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
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Sonoco Reports Third Quarter 2019 Results - Page 7
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations and interpretations thereof;
•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
•failure or disruptions in our information technologies;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;
•international, national and local economic and market conditions and levels of unemployment; and
•economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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Sonoco Reports Third Quarter 2019 Results - Page 8

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended		Nine Months Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018

Net sales	$1,353,931	$1,364,762	$4,065,357	$4,035,322
Cost of sales	1,088,446	1,105,126	3,254,415	3,248,624
Gross profit	265,485	259,636	810,942	786,698
Selling, general and administrative expenses	120,322	136,002	395,096	414,474
Restructuring/Asset impairment charges	6,615	22,061	30,642	28,691
Operating profit	$138,548	$101,573	$385,204	$343,533
Non-operating pension cost/(income)	7,210	(25)	18,801	197
Net interest expense	14,756	14,502	46,093	42,984
Income before income taxes	116,582	87,096	320,310	300,352
Provision for income taxes	26,098	18,325	77,213	71,974
Income before equity in earnings of affiliates	90,484	68,771	243,097	228,378
Equity in earnings of affiliates, net of tax	1,799	4,049	4,240	9,012
Net income	92,283	72,820	247,337	237,390
Net (income) attributable to noncontrolling interests	(219)	(405)	(451)	(1,508)
Net income attributable to Sonoco	$92,064	$72,415	$246,886	$235,882

Weighted average common shares outstanding – diluted	101,186	101,040	101,158	100,993

Diluted earnings per common share	$0.91	$0.72	$2.44	$2.34
Dividends per common share	$0.43	$0.41	$1.27	$1.21

Sonoco Reports Third Quarter 2019 Results - Page 9

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Net sales
Consumer Packaging	$581,368	$600,154	$1,773,834	$1,786,068
Display and Packaging	145,016	165,164	417,403	451,082
Paper and Industrial Converted Products	495,829	463,748	1,483,194	1,398,538
Protective Solutions	131,718	135,696	390,926	399,634
Consolidated	$1,353,931	$1,364,762	$4,065,357	$4,035,322

Segment operating profit:
Consumer Packaging	$56,744	$56,014	$181,801	$180,772
Display and Packaging	8,913	3,703	21,256	4,865
Paper and Industrial Converted Products	59,427	53,906	169,043	155,229
Protective Solutions	13,983	10,433	39,262	34,739
Restructuring/Asset impairment charges	(6,615)	(22,061)	(30,642)	(28,691)
Other non-base charges, net	6,096	(422)	4,484	(3,381)
Consolidated	$138,548	$101,573	$385,204	$343,533

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 29, 2019	September 30, 2018
Net income	$247,337	$237,390
Asset impairment charges/losses on disposition of assets	10,173	9,649
Depreciation, depletion and amortization	173,085	176,895
Pension and postretirement plan contributions, net of non-cash expense	(203,698)	(1,603)
Changes in working capital	(41,400)	(22,087)
Changes in tax accounts	11,963	(6,953)
Other operating activity	41,358	58,225
Net cash provided by operating activities	238,818	451,516

Purchase of property, plant and equipment, net	(144,125)	(111,976)
Cost of acquisitions, net of cash acquired	(111,009)	(150,995)
Net debt proceeds	161,142	(55,451)
Cash dividends paid	(127,169)	(120,651)
Other, including effects of exchange rates on cash	(22,194)	(16,931)

Net increase in cash and cash equivalents	(4,536)	(4,488)
Cash and cash equivalents at beginning of period	$120,389	$254,912
Cash and cash equivalents at end of period	$115,853	$250,424

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Sonoco Reports Third Quarter 2019 Results - Page 10

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	September 29, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$115,853	$120,389
Trade accounts receivable, net of allowances	773,490	737,420
Other receivables	105,959	111,915
Inventories	497,634	493,764
Prepaid expenses and deferred income taxes	71,086	55,784
	1,564,022	1,519,272
Property, plant and equipment, net	1,249,761	1,233,821
Right of use asset-operating leases	296,499	—
Goodwill	1,345,271	1,309,167
Other intangible assets, net	344,246	352,037
Other assets	186,377	169,168
	$4,986,176	$4,583,465
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$923,704	$878,969
Notes payable and current portion of long-term debt	374,745	195,445
Income taxes payable	9,009	8,516
	1,307,458	1,082,930
Long-term debt, net of current portion	1,180,221	1,189,717
Noncurrent operating lease liabilities	252,460	—
Pension and other postretirement benefits	197,453	374,419
Deferred income taxes and other	194,272	164,121
Total equity	1,854,313	1,772,278
	$4,986,176	$4,583,465

Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts, including the associated tax effects, relating to restructuring initiatives, asset impairment charges, non-operating pension costs or income, environmental reserve charges/releases, acquisition-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

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Sonoco Reports Third Quarter 2019 Results - Page 11
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.
To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Fourth-quarter and full-year 2019 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

Sonoco Reports Third Quarter 2019 Results - Page 12

		Non-GAAP Adjustments
Three Months Ended September 29, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$138,548	$6,615	$(6,096)	$139,067
Non-operating pension costs	7,210	—	(7,210)	—
Interest expense, net	14,756	—	—	14,756
Income before income taxes	116,582	6,615	1,114	124,311
Provision for income taxes	26,098	1,805	(169)	27,734
Income before equity in earnings of affiliates	90,484	4,810	1,283	96,577
Equity in earnings of affiliates, net of taxes	1,799	—	—	1,799
Net income	92,283	4,810	1,283	98,376
Net (income) attributable to noncontrolling interests	(219)	(18)	—	(237)
Net income attributable to Sonoco	$92,064	$4,792	$1,283	$98,139

Per Diluted Share	$0.91	$0.05	$0.01	$0.97
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended September 30, 2018	GAAP	Restructuring / Asset Impairment Charges(3)	Other Adjustments(4)	Base

Operating profit	$101,573	$22,061	$422	$124,056
Non-operating pension costs	(25)	—	25	—
Interest expense, net	14,502	—	—	14,502
Income before income taxes	87,096	22,061	397	109,554
Provision for income taxes	18,325	5,465	2,139	25,929
Income before equity in earnings of affiliates	68,771	16,596	(1,742)	83,625
Equity in earnings of affiliates, net of taxes	4,049	—	—	4,049
Net income	72,820	16,596	(1,742)	87,674
Net (income) attributable to noncontrolling interests	(405)	(28)	—	(433)
Net income attributable to Sonoco	$72,415	$16,568	$(1,742)	$87,241

Per Diluted Share	$0.72	$0.16	$(0.02)	$0.86
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Consists of a $10,000 gain related to the release of an environmental reserve, offset by costs related to acquisitions and potential acquisitions and divestitures and non-operating pension costs.

(3)Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Included in these amounts are net losses related to the exit of a packaging center contract serviced near Atlanta, GA.

(4) These amounts include costs related to acquisitions and potential acquisitions. Also included are the effect of the changes in tax rates on deferred tax adjustments and other non-base tax adjustments totaling a gain of $2,757.
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Sonoco Reports Third Quarter 2019 Results - Page 13

		Non-GAAP Adjustments
Nine Months Ended September 29, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$385,204	$30,642	$(4,484)	$411,362
Non-operating pension costs	18,801	—	(18,801)	—
Interest expense, net	46,093	—	—	46,093
Income before income taxes	320,310	30,642	14,317	365,269
Provision for income taxes	77,213	7,750	3,146	88,109
Income before equity in earnings of affiliates	243,097	22,892	11,171	277,160
Equity in earnings of affiliates, net of taxes	4,240	—	—	4,240
Net income	247,337	22,892	11,171	281,400
Net (income) attributable to noncontrolling interests	(451)	(156)	—	(607)
Net income attributable to Sonoco	$246,886	$22,736	$11,171	$280,793

Per Diluted Share*	$2.44	$0.22	$0.11	$2.78
*Due to rounding individual items may not foot across

		Non-GAAP Adjustments
Nine Months Ended September 30, 2018	GAAP	Restructuring / Asset Impairment Charges(3)	Other Adjustments(4)	Base

Operating profit	$343,533	$28,691	$3,381	$375,605
Non-operating pension costs	197	—	(197)	—
Interest expense, net	42,984	—	—	42,984
Income before income taxes	300,352	28,691	3,578	332,621
Provision for income taxes	71,974	7,196	5,604	84,774
Income before equity in earnings of affiliates	228,378	21,495	(2,026)	247,847
Equity in earnings of affiliates, net of taxes	9,012	—	—	9,012
Net income	237,390	21,495	(2,026)	256,859
Net (income) attributable to noncontrolling interests	(1,508)	(48)	—	(1,556)
Net income attributable to Sonoco	$235,882	$21,447	$(2,026)	$255,303

Per Diluted Share*	$2.34	$0.21	$(0.02)	$2.53
*Due to rounding individual items may not foot across

Sonoco Reports Third Quarter 2019 Results - Page 14

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2) Consists of a $10,000 gain related to the release of an environmental reserve, offset by costs related to acquisitions and potential acquisitions and divestitures as well as non-operating pension costs.

(3)Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur. Included in these amounts are net losses related to the exit of a packaging center contract serviced near Atlanta, GA.

(4) Consists primarily of costs related to acquisitions and potential acquisitions. Additionally, includes the effect of the change in the US corporate tax rate on deferred tax adjustments and other non-base tax charges totaling $5,540.

	Nine Months Ended
FREE CASH FLOW*	September 29, 2019	September 30, 2018

Net cash provided by operating activities	$238,818	$451,516
Purchase of property, plant and equipment, net	(144,125)	(111,976)
Cash dividends	(127,169)	(120,651)
Free Cash Flow	$(32,476)	$218,889

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2019	December 31, 2019	December 31, 2018
Net cash provided by operating activities	$435,000	$455,000	$589,898
Purchase of property, plant and equipment, net	(205,000)	(205,000)	(168,286)
Cash dividends	(170,000)	(170,000)	(161,434)
Free Cash Flow	$60,000	$80,000	$260,178

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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